Exhibit 10.7

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”), dated as of May 8, 2008, is by and between Unisys Corporation, a Delaware corporation (“Seller”) and FLO Corporation, a Delaware corporation (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” This Agreement shall be effective as of the Closing Date.

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement, dated as of October 5, 2007 (the “Asset Purchase Agreement”) for the sale of the assets of the Business to Buyer. Capitalized terms used but not defined herein have the meaning given to such terms in the Asset Purchase Agreement.

WHEREAS, Buyer is interested in purchasing the Services (as defined below) from Seller following the Closing Date and Seller is interested in providing such Services to Buyer, in each case, subject to the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

PROVISION OF SERVICES

Section 1.1. Definitions As used in this Agreement:

“Service” or “Services” will mean those services provided by Seller to Buyer under this Agreement, including without limitation the services described on Schedule A, which is hereby incorporated by this reference.

Section 1.2. Provision of Services. Seller shall provide to Buyer the Services. Subject to Section 1.9, Seller shall not be obligated to provide, and Buyer shall not be obligated to purchase or accept, any services other than the Services. The Services shall be provided in accordance with and subject to the terms, limitations and conditions set forth in this Agreement and in Schedule A. Except to the extent specified herein or in any of the Related Agreements (as defined in Section 5.9), Buyer shall be solely responsible, at its own expense, for obtaining any licenses and government permissions or other authorizations and any data, software, hardware, networks, communication lines and systems required to permit Buyer to access and use the Services.

Section 1.3. General Standards of Performance and Conduct. Except as specifically set forth in Schedule A or otherwise agreed by the Parties in writing, the Services shall be performed by Seller for Buyer in compliance with all applicable laws, in a manner that is consistent with the manner in which the Services were performed by Seller for the Business immediately prior to the Closing Date, consistent with the level of care with which such Services were performed by Seller prior to the Closing Date and in a workmanlike manner and with professional diligence and skill. Buyer personnel shall at all times comply with all policies and regulations then in effect on Seller premises of which they have written notice, including, but not limited to, those relating to workplace conduct, security, and entry into and departure from said premises. In addition, while on Seller premises, Buyer shall conduct its activities in such a manner as to seek to avoid any interference with the work or activities of Seller, or other persons.

Section 1.4. Use of Services. Except as specifically agreed by the Parties in writing, Buyer shall not resell or make available the Services to third parties, and shall only use the Services for substantially the same purposes and in substantially the same manner as the Services had been used by Seller for the Business immediately prior to the Closing Date in connection with the conduct of the Business in the ordinary course. The foregoing prohibition on reselling and making the Services available to third parties shall not apply to Buyer offering the Registered Traveler services to its customers and registered travelers. Seller shall not be required to provide the Services other than in connection with Buyer’s conduct of the Business as the Business was conducted by Seller immediately prior to the Closing Date.

Section 1.5. Relationship of Parties. Seller is an independent contractor and not an agent, partner, employee or joint venturer of Buyer. Employees or agents of Seller providing Services to Buyer will not be deemed employees or agents of Buyer. Seller will retain the exclusive right of control with respect to its employees and agents.

Section 1.6. Mutual Cooperation. The Parties shall cooperate with each other in connection with the performance and receipt of the Services, including, without limitation, by developing reasonable procedures with respect to information sharing, transfer of data and similar matters. Buyer shall make available on a timely basis to Seller all information and materials reasonably requested by Seller to enable Seller to provide the Services. Upon prior written notice to Buyer by Seller, Buyer shall give Seller reasonable access, during regular business hours and at such other times as are reasonably required (and in a manner so as not to interfere with the normal business operations of Buyer), to the premises on which Buyer conducts business to the extent necessary for Seller to provide the Services. Seller personnel shall at all times comply with all policies and regulations then in effect on Buyer’s premises of which they have written notice, including, but not limited to, those relating to workplace conduct, security, and entry into and departure from said premises.

Section 1.7. Confidentiality. The confidentiality provisions of the Asset Purchase Agreement and the Mutual Nondisclosure Agreement dated June 4, 2007 apply to information and data exchanged by the Parties under or in connection with this Agreement and/or the Services hereunder.

Section 1.8. Governance. Each Party shall appoint a “Contact Person” in relation to each of the Services in Schedule A and shall notify the other Party in writing of such appointed Contact Persons. The Contact Persons shall be knowledgeable about the relevant Services and this Agreement and will be responsible for the ongoing management of the relevant Services. Any dispute, disagreement or other matter concerning the Services shall be first referred to the relevant Contact Persons. If the Contact Persons cannot resolve such dispute, disagreement or matter within five (5) business days from the date when it was first referred to them for resolution, such dispute, disagreement or matter shall be escalated to the Transition Services Managers for the Parties. The Transition Services Managers are:

For the Seller: Bryan Ichikawa

For the Buyer: Diana Manfriedi

Each Party may substitute its Contact Persons and/or the Transition Services Manager by giving the other Party prior written notice.

Section 1.9. Change Orders. The Parties acknowledge that this Agreement may not describe in detail the precise nature of each of the Services to be provided hereunder. The Parties further acknowledge that there may be additional services to be provided by Seller to Buyer under the Related Agreements. To the extent that questions arise as to matters relating to the Services which are not covered in this Agreement, the Parties agree to be guided by the past reasonable practices of the Seller and its Business prior to the Closing Date. Any change in the Services to be provided, Schedule A or other requirements thereof, must be agreed upon by the Parties in advance of its implementation and, if the Parties so agree to a change, the Parties shall execute a written change order describing the change. If any such change would affect Seller’s actual costs of providing such Services, the Parties shall negotiate in good faith an adjustment to the fees provided in Schedule A, which adjustment shall be embodied in the change order.

ARTICLE II

FEES; PAYMENTS

Section 2.1. Fees and Expenses. Buyer will pay Seller the fees as shall be mutually agreed to by the parties for the Services provided hereunder (except that Seller shall not invoice Buyer for and Buyer shall not be obligated to pay for the Services described under the heading “Delivery of Transferred Assets” in Schedule A). Prices for Services shall not exceed Federal Eagle IT Services pricing guidelines in effect at the time the Service is ordered, as set forth in Schedule B hereto. Each invoice submitted by Seller shall set forth in reasonable detail the calculation of the charges and costs upon which the amount to be reimbursed is based. SUBJECT TO THE TERMS IN THIS AGREEMENT, BUYER SHALL PAY TO SELLER A MINIMUM OF THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000) FOR SERVICES PERFORMED PURSUANT TO THIS AGREEMENT, AND FOR ANY SYSTEM COMPLIANCE TESTING (AS DESCRIBED ON SCHEDULE A) SERVICES PERFORMED PURSUANT TO THE INTERIM LICENSE, OVER THE FOUR YEAR PERIOD FOLLOWING THE CLOSING DATE (THE “MINIMUM GUARANTEE”), WITH TWO MILLION DOLLARS ($2,000,000) TO BE PAID OVER THE FIRST TWO YEARS AFTER THE CLOSING DATE. If, on the two year anniversary of the Closing Date, Buyer has failed to purchase from Seller at least $2,000,000 of Services, then Seller will invoice Buyer for the difference between $2,000,000 and the amount of services purchased during such period. In addition, if, on the four year anniversary of the Closing Date, Buyer has failed to purchase from Seller at least $3,500,000 of services (which shall be deemed to include any deficiency payment invoiced by Seller after the second anniversary of the Closing Date as described in the preceding sentence), then Seller will invoice Buyer for the difference between $3,500,000 and the amounts paid or payable to Seller during such four year period.

Section 2.2. Payment. Any payments of undisputed amounts due under this Agreement shall be due within 30 days of Buyer’s receipt of an invoice. Any payments of undisputed amounts not made when due will be subject to late charges of 1.5% for each month or portion thereof that such payment is overdue, or the highest rate allowed by law, whichever is less. If Buyer disputes an invoiced amount, Buyer will pay the undisputed amount and will provide written notice to Seller of the reason Buyer is disputing the invoiced amount. Upon receipt of such notice, the Parties will work together in good faith to resolve the dispute.

Section 2.3. Taxes. In addition to the fees and other amounts payable by Buyer to Seller under this Agreement, Buyer will pay any applicable taxes or assessments, including without limitation any sales, use or excise taxes, that may be levied or assessed by any government or other taxing authority in connection with the provision by Seller of the Services, or any receipts therefor, other than federal, state or local income taxes (including both regular and alternative minimum taxes) or other federal, state or local taxes based upon Seller’s taxable income, alternative taxable income or net income. If Buyer is required to withhold taxes from payments due Seller, Buyer shall make such withholding, will pay the withheld amount to the applicable taxing authority and if requested by Seller in writing, will provide Seller with evidence of such payment.

Section 2.4. No Set-off. Buyer’s obligation to pay fees or make any other required payments under this Agreement will not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including pursuant to any claims under the Asset Purchase Agreement.

ARTICLE III

TERM AND TERMINATION

Section 3.1. Term of Services. The provision of Services will commence on the Closing Date and will continue in effect until this Agreement is terminated pursuant to Section 3.2.

Section 3.2. Termination. In addition to the termination of Services provided for in Schedule A, this Agreement will terminate on the earliest to occur of (i) the date on which this Agreement is terminated pursuant to Section 3.3; or (ii) the mutual written agreement of the Parties. Subject to Buyer’s obligation to pay the Minimum Guarantee, Buyer may terminate particular Services hereunder, without terminating the entire Agreement (and Buyer may terminate the entire Agreement), upon thirty days prior written notice to Seller specifying in reasonable detail the Services to be terminated. Buyer will reimburse Seller for any reasonable out-of-pocket costs incurred by Seller related to Seller’s agreements with third party providers caused by Buyer’s early termination (including, without limitation, costs for early termination and for decreased purchases under such agreements). The Minimum Guarantee shall be paid in full (to the extent not already paid) by Buyer to Seller upon termination of this Agreement for any reason other than termination by Buyer for material breach by Seller as described below, in which case no Minimum Guarantee shall be payable.

Section 3.3. Termination Upon Breach. If either of the Parties shall cause or suffer to exist any material breach of its obligations under this Agreement, including, without limitation, any failure to make payments when due, and said Party does not cure such default within twenty (20) business days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement, including (in the case of Seller) the provision of Services, immediately by providing the breaching Party written notice of termination.

Section 3.4. Effect of Termination. Upon termination or expiration of this Agreement, the rights and obligations of each Party under this Agreement shall terminate; except that the rights and obligations of the Parties under Sections 1.7, 3.4 and 3.5, the last two sentences of Section 3.2, and Articles II, IV, and V shall survive the termination of this Agreement and shall remain in full force and effect notwithstanding such termination.

Section 3.5. Return of Books, Records and Materials. Subject to the provisions of the Asset Purchase Agreement and the Related Agreements, upon the termination of a Service with respect to which either Party holds books, records or materials owned by the other Party, the Party holding such books, records or materials will return them, at its expense, as soon as reasonably practicable to the other Party and, at the request of the other Party, destroy any archived or back-up copies. At its own expense, the returning Party may make a copy of such books, records or materials solely for its legal and compliance files and may use them for no other purpose.

ARTICLE IV

LIABILITIES

Section 4.1. Disclaimer of Warranty. EXCEPT FOR THE EXPRESS TERMS IN THIS AGREEMENT, THE SERVICES PERFORMED OR PROVIDED PURSUANT TO THIS AGREEMENT ARE FURNISHED “AS IS, AS AVAILABLE,” WITH ALL FAULTS AND WITHOUT ANY OTHER WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, AND ADEQUACY.

Section 4.2. Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY, ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE PARTNERS, OFFICERS, EMPLOYEES OR AGENTS, NOR ANY OTHER THIRD PARTY INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF THE SERVICES, SHALL HAVE ANY LIABILITY ARISING OUT OF, IN CONNECTION WITH, OR RELATED TO THIS AGREEMENT (REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE) (i) IN EXCESS OF THE SERVICE FEES ACTUALLY PAID TO SELLER BY BUYER HEREUNDER, OR (ii) FOR ANY ATTORNEYS FEES OR ANY INDIRECT,

SPECIAL, CONSEQUENTIAL, EXEMPLARY, RELIANCE, PUNITIVE OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE TERMS IN THIS SECTION SHALL NOT APPLY TO AN INTENTIONAL OR WILLFUL BREACH OF SECTION 1.2 OR 1.3 BY SELLER, INCLUDING WITHOUT LIMITATION THE TOTAL OR PARTIAL ABANDONMENT OF THE PROVISION OF THE SERVICES, OR TO ANY BREACH OF ARTICLE II BY BUYER. IN ADDITION, THE TERMS IN THIS SECTION SHALL NOT APPLY TO A BREACH OF CONFIDENTIALITY OR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

Section 4.3. Force Majeure. Except for Buyer’s obligation to make payments hereunder when due, neither Party shall be liable for any interruption, delay or failure to perform it obligations under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including, without limitation, any acts of government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, terrorist activities, wrecks or transportation delays or inability to obtain necessary labor, materials, communications, utilities or required consents or licenses from any third party. If any Party claims a condition of force majeure as an excuse for non-performance of any obligations hereunder, the Party asserting the claim must notify the other Party in writing as soon as practicable of the force majeure condition, describing the condition in detail and, to the extent known, the probable extent and duration of the condition. For so long as a condition of force majeure continues, the Party invoking the condition as an excuse for non-performance hereunder will use commercially reasonable efforts to cure or remove the condition as promptly as possible to as to resume performance of its obligations hereunder. Seller shall maintain and be prepared to deploy its current (as of the date of the Asset Purchase Agreement) disaster recovery and business continuity plan in the event of a force majeure condition or otherwise, and upon the occurrence of a force majeure condition, Seller shall immediately deploy such disaster recovery and business continuity plan.

Section 4.4. Buyer’s Indemnification. Buyer shall indemnify, defend and hold harmless Seller, its affiliates and all of their respective officers, directors, partners, principals, employees and agents from and against any and all demands, claims and actions by third parties, and all liabilities, judgments, damages, costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith, arising or resulting from (i) Buyer’s material breach of, or non-compliance with, its obligations under this Agreement or (ii) personal injury, death or damage to tangible personal or real property attributable to the negligence or willful misconduct of Buyer and its employees or consultants in connection its use of the Services or while otherwise on Seller’s premises.

Section 4.5. Seller’s Indemnification. Seller shall indemnify, defend and hold harmless Buyer, its affiliates and all of their respective officers, directors, partners, principals, employees and agents from and against any and all demands, claims and actions by third parties, and all liabilities, judgments, damages, costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith, arising or resulting from (i) Seller’s material breach of, or non-compliance with, its obligations under this Agreement or (ii) personal injury, death or damage to tangible personal or real property attributable to the negligence or willful misconduct of Seller in performance of its obligations under this Agreement.

Section 4.6. Obligations. The Party from which indemnification is sought (“Indemnitor”) will have control of the defense, litigation, and, subject to the conditions set forth below, settlement of any third party claims or suits that are subject to Sections 4.4 or 4.5. The other Party (“Indemnitee”) will have the right (subject to the conditions set forth below), but not the obligation, to select counsel of its choice to participate in the defense of such third party claims or suits; the Indemnitee will pay the fees and expenses of its own legal counsel unless, in the opinion of Indemnitor’s counsel, separate legal counsel for the Indemnitee and Indemnitor is necessary or advisable due to an actual or potential conflict of interest (in which case the Indemnitor will pay the fees and expenses of the Indemnitee’s legal counsel). Indemnitor will not accept a settlement of any such third party claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld if such settlement involves solely the payment of money by the Indemnitor and the Indemnitor has the ability to pay the amount required by the settlement.

Section 4.7. Cooperation. If any claim is made against either Party within the scope of the indemnity set forth in Sections 4.4 or 4.5, the Indemnitee will: (i) provide prompt written notice of such third party claim to the Indemnitor; (ii) provide the Indemnitor with such assistance as the Indemnitor may reasonably request in connection with the defense and settlement of such claim, provided that all costs and expenses incurred by the Indemnitee in providing such assistance will be borne by the Indemnitor; and (iii) promptly comply with all terms of any resolution or settlement of such claim at the Indemnitor’s expense. Failure by the Indemnitee to comply with its obligations under this Section 4.7 will relieve the Indemnitor of its obligations under Sections 4.4, 4.5 and 4.6 only if and to the extent that the Indemnitor can show that its ability to defend the claim or settle the claim on favorable terms was materially prejudiced by the Indemnitee’s failure to comply with its obligations under this Section 4.7.

ARTICLE V

MISCELLANEOUS

Section 5.1. Notices. Any notices or other communications required or permitted under this Agreement or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

If to Seller:

Unisys Corporation

Unisys Way

Blue Bell, PA 19422

Attn: Corporate Development

Fax: (215) 986-0197

With a copy to:

Unisys Corporation

M/S A-12

Unisys Way

Blue Bell, PA 19424

Attn: General Counsel

Fax: (215) 986-0624

If to Buyer:

FLO Corporation

12413 Willows Road NE, Suite 300

Kirkland, WA 98034

Attention: President

Facsimile: (425) 278-1299

With a copy to:

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attention: W. Michael Hutchings, Esq.

Facsimile: (206) 839-4801

or such other address as the person to whom notice is to be given has furnished in writing to the other Party. A notice of change in address shall not be deemed to have been given until received by the addressee.

Section 5.2. Amendment; Assignment. This Agreement may not be amended or assigned except by an instrument in writing signed by each of the Parties to the Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

Section 5.3. Headings and Schedules. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 5.4. Compliance with Law. Buyer and Seller will each comply in all material respects with all applicable federal, state, and local laws and regulations, and will obtain and maintain all applicable permits and licenses required to be obtained and maintained by each of them to fulfill their respective obligations this Agreement.

Section 5.5 Applicable Law; Forum. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties irrevocably and unconditionally agree that all actions or proceedings arising out of or in connection with this Agreement shall be litigated exclusively in the state and federal courts of the State of Delaware.

Section 5.6 No Third Party Rights. Except and only to the extent as specifically provided in Section 4.2 and Sections 4.4 through 4.7, this Agreement is intended to be solely for the benefit of the Parties to this Agreement and their respective successors, permitted assignees, heirs, legatees, distributees, executors, administrators and guardians and is not intended to confer any benefits upon, or create any rights or remedies in favor of, any person other than the Parties to this Agreement.

Section 5.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 5.8. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 5.9. Entire Agreement. This Agreement and the Asset Purchase Agreement (and other related agreements if any signed in conjunction with the Asset Purchase Agreement), the Mutual Nondisclosure Agreement dated June 4, 2007 by and between Buyer and Seller, the Washington Metropolitan Teaming Agreement dated August 20, 2007 and the Denver Airport Teaming Agreement dated August 20, 2007 (hereinafter together referred to as the “Related Agreements”) set forth the entire understanding and agreement between the Parties as to the matters covered in this Agreement and the Related Agreements and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement. In the event of any conflict or inconsistency between this Agreement and any material term of the Related Agreements, the terms of this Agreement shall control.

Section 5.10. No Jury Trial. Each Party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by applicable law.

Section 5.11. Waiver. A Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered by the other Party pursuant to this Agreement or (c) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement by the other Party. Any agreement on the part of a Party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party.

Section 5.11. Fair Construction. This Agreement shall be deemed to be the joint work product of the Parties to this Agreement without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.